                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SHOP AT HOME, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     C. Michael Norton, Wyatt, Tarrant & Combs, 1500 Nashville City Center,
                           Nashville, Tennessee 37219
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                               SHOP AT HOME, INC.
                           5388 HICKORY HOLLOW PARKWAY
                           NASHVILLE, TENNESSEE 37013

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 2, 1998

                                ---------------

         Notice is hereby given that the Annual Meeting of Shareholders of Shop at Home, Inc. (hereinafter called the "Company"), will be held at the office's of the Company, located at 5388 Hickory Hollow Parkway, Nashville, Tennessee, on December 2, 1998, at 10:00 a.m. local time, for the following purposes:

         (1) To consider and to vote upon the election of eight (8) directors to serve until the next annual meeting and until their successors are duly elected and qualified;

         (2) To consider and to vote upon the approval of an amendment to the Charter of the Company in order to waive the applicability to the Company of the provisions of the Tennessee Investor Protection Act, the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act and the Tennessee Greenmail Act, to the extent permitted by law.

         (3) To consider and to vote upon the approval of the selection of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as the Company's independent accountants for the 1999 fiscal year; and

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice, other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Annual Meeting.

         The Board of Directors has fixed the close of business on September 24, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors

                                          George J. Phillips, Secretary
Nashville, Tennessee
October 29, 1998

YOUR REPRESENTATION AT THE MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT, AT ANY TIME BEFORE IT IS VOTED.

                                TABLE OF CONTENTS


Information Concerning the Solicitation................................................................1

Security Ownership of Certain Beneficial Owners........................................................2

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS................................................................2
       Director Nominees...............................................................................3
       Security Ownership of Management and Directors..................................................4
       Other Executive Officers........................................................................5
       Remuneration of Directors and Officers..........................................................8
       Summary Compensation............................................................................8
       Option Grants in Last Fiscal Year...............................................................9
       Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values..........................9
       Employment Agreements..........................................................................10
       Compensation of Directors......................................................................11
       Omnibus Stock Incentive Plan...................................................................11
       Transactions with Management and Directors.....................................................12
       Compensation Committee Interlocks and Insider Participation....................................12
       Transactions with Related Parties..............................................................12
       Report on Executive Compensation...............................................................13
       Compensation Philosophy and Policies for Executive Officers....................................13
       Base Salary....................................................................................14
       Annual Bonus...................................................................................14
       Long-Term Incentives...........................................................................14
       Chief Executive Compensation...................................................................15
       Stockholder Return Comparisons.................................................................15
       Compliance with Section 16(a) of the Exchange Act..............................................16

PROPOSAL NO. 2 -- AMENDMENT OF CHARTER - WAIVE APPLICABILITY OF CERTAIN CORPORATE TAKEOVER STATUTES...16
       Business Combinations..........................................................................17
       Control Share Acquisitions.....................................................................18
       Investor Protection Laws.......................................................................18
       Greenmail......................................................................................19

PROPOSAL NO. 3 -- APPOINTMENT OF ACCOUNTANTS..........................................................19

PROPOSAL NO. 4 -- OTHER BUSINESS......................................................................19

Other Information.....................................................................................20
       Interests of Company Affiliates................................................................20
       Proposals of Shareholders......................................................................20
       Cost of Solicitation of Proxies................................................................20
       Annual Report..................................................................................20


                               SHOP AT HOME, INC.
                           5388 HICKORY HOLLOW PARKWAY
                           NASHVILLE, TENNESSEE 37013
                                 (615) 263-8000

                               ------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

                     INFORMATION CONCERNING THE SOLICITATION

         The accompanying proxy is solicited by the Board of Directors of Shop at Home, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held on December 2, 1998, and any adjournments thereof, notice of which is attached hereto.

         This Proxy Statement and the Annual Report of the Company for the fiscal year ended June 30, 1998, have been mailed on or about October 29, 1998, to all shareholders of record on September 24, 1998.

         The purposes of the Annual Meeting are: [1] to consider and to vote upon the election of eight (8) directors; [2] to consider and to vote upon the approval of an amendment to the Charter of the Company in order to waive the applicability to the Company of certain Tennessee corporate takeover statutes; [3] to consider and to vote upon the selection of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as the Company's independent accountants for the fiscal year ended June 30, 1999; and [4] to consider such other business as may properly come before the meeting or any adjournment thereof.

         A shareholder of record who signs and returns a proxy in the accompanying form may revoke that proxy at any time before the authority granted thereby is exercised (i) by attending the Annual Meeting and electing to vote in person, (ii) by filing with the Secretary of the Company a written revocation, or (iii) by duly executing and filing with the Secretary of the Company a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with that specification. If no specification is made, all shares will be voted: FOR the election of all director nominees; FOR the amendment to the charter of the Company to waive the applicability of the Tennessee corporate takeover statutes; and FOR ratification of the selection of PricewaterhouseCoopers L.L.P., Certified Public Accountants, as the Company's independent accountants for the fiscal year ended June 30, 1999.

         The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. If, however, any other matter does come before the meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

         The Board of Directors has fixed the close of business on September 24, 1998 (the "Record Date") as the record date for the Annual Meeting. The Company's only class of securities entitled to vote is its Common Stock, $.0025 par value per share ("Common Stock"). On the Record Date, the Company had outstanding 23,249,417 shares of Common Stock. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Shareholders will be entitled to one vote for each share held, which vote may be given in person or by proxy authorized in writing.

         Under the Tennessee Business Corporation Act (the "Act") and the Company's Bylaws, the presence, in person or by proxy, of a majority of the outstanding shares of Shop at Home Common Stock is necessary to establish a quorum of the Company's shareholders for the purpose of taking action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise his discretionary voting authority with respect to any particular matter.

         The directors standing for election must be elected by a plurality of the votes cast at the Annual Meeting. Any other action to be taken at the Annual Meeting, including the approval of the Company's independent accountants, must be approved by a majority of the votes cast. For these voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

         None of the proposals will give any shareholder of the Company the right to dissent from such action, and to thereby obtain payment in cash of the fair value of that shareholder's shares.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following information relates to the Common Stock of the Company beneficially owned, directly or indirectly, by all persons known by the Company to be the beneficial owners of more than five percent (5%) of the Common Stock, as of September 24, 1998. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.


                                                      AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)               BENEFICIAL OWNERSHIP      CLASS
---------------------------------------------------  ----------------------  ----------
J.D. Clinton and SAH Holdings, L.P.(2).............        5,446,426            21.4%
NationsBank Corporation (3)........................        2,438,123            10.5%

---------------

(1) In addition to shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) Mr. Clinton's address is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. The address of SAH Holdings, L.P. ("SAH") is 111 South Washington, Brownsville, Tennessee 38012. SAH is a Tennessee limited partnership with Global Network Television, Inc., a Tennessee corporation ("GNT"), as its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GNT. SAH currently owns 2,867,900 shares of Common Stock of the Company. Clinton Investments, L.P., a limited partnership for which GNT is the sole general partner, owns 332,500 shares of Common Stock, and holds warrants to purchase an additional 542,500 shares of Common Stock. Mr. Clinton owns 11,226 shares of Common Stock and holds options to purchase 15,000 shares of stock from the Company. Mr. Clinton's wife owns, individually, 6,800 shares of Common Stock. Two trusts, the beneficiaries of whom are members of Mr. Clinton's immediate family, own 20,500 shares in the aggregate. SAH holds warrants to purchase up to 1,650,000 shares of Common Stock from the Company. All of the listed shares are assumed to be beneficially owned by Mr. Clinton.

(3) NationsBank Corporation's address is NationsBank Plaza, Charlotte, North Carolina 28255, and it has reported this beneficial ownership on behalf of itself and its affiliates, NationsBanc Montgomery Securities LLC, NB Holdings Corporation, and Barnett Bank, N.A.




                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors proposes the election of the eight (8) nominees listed below. Unless contrary instructions are received, it is intended that the shares represented by the Proxy solicited by the Board of Directors will be voted in favor of the election as directors of all the nominees named below. If for any reason any of the nominees is not available for election, the persons named in the Proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will fail to be candidates at the meeting, and therefore, does not at this time have any substitute nominee under consideration. The information relating to the eight (8) nominees set forth below has been furnished to the Company by the individuals named. All of the nominees, with the exception of Donna Hilley, are presently directors of the Company, having been elected at the Company's annual meeting held on March 6, 1998. Currently, the Board of Directors of the Company consists of eight (8) persons; however, one of the directors, W. Paul Cowell, has advised the Company that he did not wish to be nominated for re-election to the Board. The Company's Bylaws specify that the Company's President shall be a member of its Board of Directors.

         The Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE LISTED NOMINEES.

         J.D. Clinton, Director and Chairman of the Board. Mr. Clinton has been a Director and Chairman of the Board since 1993. Mr. Clinton is Chairman, President and Chief Executive Officer of Independent Southern BancShares, Inc., Brownsville, Tennessee, a diversified financial institutions holding company. Mr. Clinton is Chairman and Director, INSOUTH Bank, Brownsville, Tennessee. Mr. Clinton is a Director, Southern Financial, Inc. Nashville, Tennessee. Age 54. Mr. Clinton is a graduate of the University of Memphis.

         Kent E. Lillie, President and Chief Executive Officer and Director. Mr. Lillie joined the Company as President and Chief Executive Officer in September 1993 and has been a Director since that date. Prior to joining the Company, Mr. Lillie was Vice President and General Manager, WATL-TV, Atlanta, Georgia, 1992-1993, and was Vice President and General Manager, WPTY-TV, Memphis, Tennessee, 1987-1992. Age 52. Mr. Lillie is a graduate of Sacramento City College.

         Frank A. Woods, Director. Mr. Woods has been a Director since 1993. Mr. Woods was Chairman of the Board and Director of MediaUSA L.L.C. (and its predecessor company, MediaOne), Nashville, Tennessee, a communications consulting and strategic planning firm, from 1991 until 1998. Mr. Woods is a principal of The Woods Group, Nashville, Tennessee, a diversified merchant banking firm. Age 57. Mr. Woods is a graduate of Vanderbilt University and Vanderbilt University School of Law.

         A.E. Jolley, Director. Mr. Jolley has been a Director since 1986. Mr. Jolley has been President, Lakeway Containers, Inc., Morristown, Tennessee, a corrugated container manufacturer, since 1975. Mr. Jolley is a Director, Kingwood School, Morristown, Tennessee, and Commissioner, Morristown City Planning Commission. Mr. Jolley is a Member, Board of Trustees, Walters State Community College. Age 59.

         Joseph I. Overholt, Director. Mr. Overholt has been a Director since 1986. Mr. Overholt has been President and Owner of Planet Systems, Inc. a computer software development company engaged in the satellite delivery of computer data, since 1992. Mr. Overholt has been President and Owner of Skylink Communications since 1989. Mr. Overholt was a Vice President of the Company from 1986 through August 1993. Age 51. Mr. Overholt is a graduate of The University of Tennessee.

         J. Daniel Sullivan, Director. Mr. Sullivan has been a Director since the annual meeting of shareholders held on March 6, 1998. Mr. Sullivan has served as the President and CEO of Sullivan Broadcasting Company, a television broadcasting company, since 1995. Between 1987 and 1995, Mr. Sullivan was the President of Clear Channel TV, a subsidiary of Clear Channel Communications, Inc., a broadcasting company. Age 47.

         Patricia E. Mitchell, Director. Ms. Mitchell has been a Director since the annual meeting of shareholders held on March 6, 1998. Ms. Mitchell has served as the President of Turner Original Productions, a motion picture production company and an affiliate of Time, Inc., since 1995. From 1992 until 1995, Ms. Mitchell was employed by Turner

Broadcasting Systems, Inc., as senior vice president and executive vice president of TBS Productions, and Ms. Mitchell has substantial experience in television production work. Ms. Mitchell serves on the advisory board of the Schlesinger Library on the History of Women at Radcliffe College, the Board of Trustees of the Sundance Institute, the Advisory Board of the School of Communications at the University of California at Santa Barbara, the Atlanta YMCA and the High Museum of Atlanta. Age 55.

         Donna Hilley, Director Nominee. Ms. Hilley is the President and Chief Executive Officer of Sony/ATV Music Publishing, a music publishing company based in Nashville, Tennessee, and an affiliate of Sony Corporation. Ms. Hilley has held her current position with Sony/ATV since 1994, but was employed by the same company and its predecessor, Tree International, since 1973 in a number of positions. Ms. Hilley is a member of the Board of Directors of SunTrust Bank, Nashville, and also serves on the boards of the American Society of Composers, Authors & Publishers (ASCAP), the Country Music Association, the National Music Publishers Association, the Nashville Songwriters Association International Foundation, and the Metropolitan Nashville Sports Authority. She also serves on the Board of Trustees of Belmont University. Age 54.

         The principal business activity of each of the above Directors has been as shown above during the past five years, except that in some cases the individual has been employed by a predecessor organization or has undertaken greater responsibilities with the same employer, a parent company, or a successor organization.

         The Board of Directors has no standing nominating or compensation committees. The Board of Directors has appointed Messrs. Lillie, Clinton and Woods to serve as an administrative committee to administer the Company's Omnibus Stock Incentive Plan. The Board of Directors has appointed Mr. Clinton, Mr. Lillie, Mr. Sullivan, and Mr. Cowell to serve as an audit committee. During the last fiscal year, the audit committee held no meetings.

         During the fiscal year ended June 30, 1997, the Board of Directors held six (6) meetings. No incumbent director attended fewer than 75% of the Board meetings during the year, with the exception of Ms. Mitchell. Ms. Mitchell was elected to the Board of Directors on March 6, 1998 and between that date and June 30, 1998, the Board had two meetings of which Ms. Mitchell was absent from one of the meetings because of a schedule conflict.


                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

         The following information presents the beneficial ownership of the Common Stock of the Company, as of September 24, 1998, by the Company's directors, director nominee, the executive officers named in the Remuneration of Directors and Officers, and by all directors, director nominees and executive officers as a group.

                                                              AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP       CLASS
--------------------------------------------------------      --------------------    ----------

J.D. Clinton(2)............................................        5,446,426            21.39%
Kent E. Lillie(3)..........................................          835,000             3.53%
A.E. Jolley(4).............................................          516,092             2.22%
Patricia E. MitchelL(5)....................................           5,000               ***
Joseph I. Overholt(6)......................................          515,000             2.21%
J. Daniel Sullivan(7)......................................          151,000              ***
Frank A. Woods(8)..........................................          15,000               ***
W. Paul Cowell (9).........................................          563,400             2.42%
Everit A. Herter(10).......................................          10,000               ***
Joseph Nawy(11)............................................          63,000               ***
Henry I. Shapiro(12).......................................          50,100               ***
All executive officers and directors
   as a group (21 persons).................................        8,374,993            32.02%

---------------
***      Less than 1.0%.

(1) In addition to shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) See Notes in preceding section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

(3) Includes options to purchase 415,000 shares of Common Stock from the Company, and also includes 6,000 held in a retirement account controlled by Mr. Lillie.

(4) 5715 Superior Drive, Morristown, Tennessee 37814. Includes options to purchase 15,000 shares of Common Stock from the Company.

(5) 1050 Techwood Drive, Atlanta, Georgia 30318. Includes an option to purchase 5,000 shares of Common Stock from the Company.

(6) 213 Abbey Road, Newport, Tennessee 37821. Includes options to purchase 15,000 shares of Common Stock from the Company.

(7) 4431 Dyke Bennet Road, Franklin, Tennessee 37064. Includes an option to purchase 5,000 shares of Common Stock from the Company.

(8) 631 2nd Avenue South, Nashville, Tennessee 37210. Mr. Woods holds options to purchase 15,000 shares of Common Stock from the Company.

(9) Mr. Cowell is currently a director of the Company but has advised the Company that he did not wish to stand for reelection at this meeting. Mr. Cowell's address is 8205 Walker Road, Knoxville, Tennessee 37938. He owns 413,456 shares of Common Stock individually, holds options to purchase 15,000 shares of Common Stock from the Company and is the income beneficiary and has a limited right to name the beneficiary of a trust which owns 134,944 shares.

(10) Includes options to purchase 10,000 shares of Common Stock from the Company.

(11) Includes options to purchase 46,000 shares of Common Stock from the Company.

(12) Includes options to purchase 47,000 shares of Common Stock from the Company.


                            OTHER EXECUTIVE OFFICERS

         The following information relates to the executive officers of the Company, as of September 24, 1998, other than those executive officers who also serve as directors of the Company, as noted above. With the exception of the President and Chief Executive Officer, who has an employment agreement with a term of five (5) years, the remaining executive officers serve at the discretion of the Board:



NAME                                     AGE                          POSITION
-----------------------------------    -------  -------------------------------------------------------
James Bauchiero.....................     50      Executive Vice President and Chief Financial Officer
Theodore H. Engle III...............     36      Executive Vice President and Chief Operating Officer
Everit Herter.......................     57      Executive Vice President of Affiliate Relations
George J. Phillips..................     36      Executive Vice President, General Counsel and Secretary
William M. Anderson.................     53      Vice President of Sports Operations
Sandra B. Emery.....................     53      Vice President of Customer Relations
Linda O. Ford.......................     34      Vice President of Human Resources
Kent H. Gratteau, Jr................     55      Vice President of Broadcasting & Engineering
H. Wayne Lambert....................     48      Vice President of Information Technologies
Teresa M. McDowell..................     46      Vice President of Call Center Operations
Shannon S. McGuffin.................     28      Vice President of Sales and Marketing
Joseph Nawy.........................     55      Vice President of Finance
Henry I. Shapiro....................     52      Vice President of Merchandise


         James Bauchiero, Executive Vice President and Chief Financial Officer. Mr. Bauchiero has served as Executive Vice President and Chief Financial Officer since January 1, 1998. Prior to joining the Company, Mr. Bauchiero was Vice President and Chief Financial Officer of Orchid International Group, an automation and robotics designer and fabricator for heavy manufacturing facilities and manufacturer of metal stamped products. Prior to joining Orchid in 1996, Mr. Bauchiero was Vice President and Chief Financial Officer of National Auto/Truckstops, a franchisor of full-service truckstops. Mr. Bauchiero holds a BS degree in finance and business economics and an MBA from the University of Southern California.

         T.M. (Tim) Engle III, Executive Vice President and Chief Operating Officer. Mr. Engle has served as Executive Vice President and Chief Operating Officer since February 16, 1998. Prior to joining the Company, Mr. Engle was Chief Operating Officer of HLC, Inc., a developer and provider of banking products to corporate clients. Prior to joining HLC, Inc. in 1995, Mr. Engle served as Chief Financial Officer for IBM's Tennessee marketing and sales operation. He was with IBM for eleven years. Mr. Engle holds a BS degree in accounting from The University of Tennessee.

         Everit A. Herter, Executive Vice President for Affiliate Relations.
Mr. Herter has served as Vice President for Affiliate Relations since July 1997. Since 1994, he has served the Company as Director of Affiliate Relations and as a consultant. Prior to joining the Company, Mr. Herter was a Senior Vice President and International Account Director with J. Walter Thompson Co., an international advertising agency.

         George J. Phillips, Executive Vice President, General Counsel and Secretary. Mr. Phillips joined the Company in November 1997. Prior to his employment with the Company, Phillips was Counselor to the Assistant Attorney General of the Civil Division of the United States Department of Justice from 1993 through 1997, where he oversaw the Office of Consumer Litigation. Prior to joining the Justice Department, Mr. Phillips was in private practice with Baker, Worthington, Crossley, Stansberry & Woolf in Nashville, Tennessee, from 1989 to 1993. Mr. Phillips received his undergraduate degree from Duke University and his law degree from The University of Tennessee.

         William M. Anderson, Vice President of Sports Merchandising. Mr. Anderson has served as Vice President of Sports Operations since August 1997. Prior to that time, he provided periodic consulting services to the Company and was a self-employed consultant from 1995 to 1997, primarily providing real estate acquisition, retail site selection and marketing services. From 1993 to 1995, Mr. Anderson was President of Beaty Title Company, and from 1990 to 1993 was President of Interior Logic, a commercial office furniture sales and installation business. In 1994, Mr. Anderson filed a voluntary Chapter 7 bankruptcy proceeding and received a discharge. From 1988 to 1990, Mr. Anderson served as President and CEO of Investors Federal Savings Bank. From 1977 to 1988, Mr. Anderson served as president of various banks for First Tennessee Bank and from 1967 to 1977 worked for the bank in Memphis, Tennessee.

         Sandra B. Emery, Vice President of Customer Service. Ms. Emery has served as Vice President of Customer Service for the Company since June 1994. From 1992 until 1994, she served as Operations Manager of Order Entry and Customer Service for the Company. Prior to that time, she served as Operations Director for National Book Warehouse, Inc. Her other experience includes positions with Jostens' Printing and Publishing Company, R.V. Emery Company and Carousel of Curios.

         Linda O. Ford, Vice President of Human Resources. Ms. Ford has served as the Vice President of Human Resources for the Company since May 1996. Immediately prior to joining the Company, Ms. Ford served as a Human Resources Consultant for Phillips & Phillips Associates, Inc. From 1993 to 1995, she was the Manger of Human Resources for National Auto/Truckstops, Inc. From 1989 until joining National Auto/Truckstops, Inc., Ms. Ford was a Human Resources Manger for Union Oil Company of California.

         Kent H. Gratteau, Jr., Vice President of Broadcasting and Engineering. Mr. Gratteau joined the Company in August 1995, and before that, he served for ten years as Engineering Manager for KWGN(TV), Denver, Colorado. He is a member of the Society of Motion Picture and Television Engineers and has served that organization as Section Chairman and on the Board of Managers for the Rocky Mountain Section. Mr. Gratteau attended the University of Utah and Florida State University.

         H. Wayne Lambert, Vice President of Information Technologies. Mr. Lambert has served as Vice President for the Company since March 1992. Immediately before joining the Company, he served as Operations Officer for National Book Warehouses, Inc., Knoxville, Tennessee. Prior to that employment, he served as Assistant Controller for the Knoxville News-Sentinel, a newspaper in Knoxville, Tennessee. Mr. Lambert is a retired Captain of the Tennessee Air National Guard and a Base Budget Officer. He is a graduate of The University of Tennessee.

         Teresa M. McDowell, Vice President of Call Center Operations. Ms. McDowell has served as Vice President of Call Center Operations since December 1996. From 1994 to1996, Ms. McDowell served as Director of Customer Service for Mark Group, Inc., a catalog sales company. From 1993 until 1994, Ms. McDowell served as Manager of Customer Relations at the Customer Service Center of Bedford Fair Industries, Ltd., also a catalog sales company. From 1988 to 1993, Ms. McDowell was Manager of Administration and Planning for the Atlanta, Georgia office of Sprint Corporation. From 1984 to 1987, Ms. McDowell was a General Manager for the Spiegel Catalogue Company for a remote call center in Norcross, Georgia, with 450 call representatives.

         Shannon S. McGuffin, Vice President of Sales and Marketing. Ms. McGuffin joined the Company in July 1997 as Program Development Manager and assumed her present duties in January 1998. From May until August 1996, Ms. McGuffin was an Account Service Summer Intern with Carden & Cherry, an advertising agency, during the time she was working toward her M.B.A. degree in Marketing/Management at The University of Tennessee. From March 1994 until August 1995, Ms. McGuffin was an account executive selling advertising time for WIS(TV), Columbia, South Carolina. From November 1992 until March 1994, J. Walter Thompson Co., an advertising agency employed Ms. McGuffin, to do media negotiation. Ms. McGuffin has a B.A. in advertising from Southern Methodist University in addition to her M.B.A. degree.

         Joseph Nawy, Vice President of Finance. Mr. Nawy has served as Vice President of Finance since September 1994. Mr. Nawy has experience in direct mail, computer operations and distribution, and prior to joining the Company was involved in business turnaround situations. From 1990 to 1993, Mr. Nawy was the Chief Operating Officer and Chief Financial Officer of LP Music Group, a manufacturer and importer of percussion musical instruments. From 1987 to 1990, Mr. Nawy was the Chief Financial Officer of American Direct Industries, Inc., a direct mail retailer. Prior to that, Mr. Nawy served in a variety of corporate positions, and started his career in public accounting with the firm of Ernst & Young. Mr. Nawy is a certified public accountant and holds an accounting degree from New York University.

         Henry I. Shapiro, Vice President of Merchandise. Mr. Shapiro has served as the Vice President of Merchandise for the Company since January 1994. Prior to joining the Company, Mr. Shapiro designed and manufactured jewelry for leading jewelry retailers, Home Shopping Network and QVC, from 1983 through 1993. Mr. Shapiro attended the Fashion Institute of Technology and Maryland University. He has served as a consultant for jewelry manufacturers with special emphasis on the television markets in Thailand, Czechoslovakia, Hong Kong, Switzerland and Italy.


                     REMUNERATION OF DIRECTORS AND OFFICERS

SUMMARY COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 1998, to those persons who served as the Company's CEO during the 1998 fiscal year and where the Company's most highly compensated executive officers (other than the CEO) serving as of the end of the 1998 fiscal year whose compensation exceeded $100,000 (not more than four persons are required to be shown) (collectively, the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                            ANNUAL COMPENSATION                          COMPENSATION
                         ----------------------------------------------------       ---------------------

                                                                                          SECURITIES           ALL OTHER
NAME AND                                                          OTHER ANNUAL        UNDERLYING OPTIONS       COMPENSA-
PRINCIPAL                             SALARY         BONUS        COMPENSATION              /SARS                TION
POSITION                   YEAR        ($)            ($)              ($)                  (#)(2)                ($)
-------------------        -----     --------       -------      -------------     ----------------------     ----------
Kent E. Lillie             1998       190,000       124,523         12,000(1)               55,000             88,453(3)
 President/CEO             1997       188,654       155,605         12,000(1)              510,000                --
                           1996       120,000         --            12,000(1)                ---                  --

Everit A. Herter           1998        94,961        12,000            --                    --                   --
 Vice President            1997        76,707        12,000            --                    --                   --
 Affiliate Relations       1996        10,962        10,000            --                   50,000             50,000(4)

Joseph Nawy,               1998       115,000        12,449          6,000(1)               10,000              1,554(3)
 Vice President            1997       114,393        15,560          6,000(1)               20,000                --
 Finance                   1996        96,000         --             3,500(1)                --                 7,423(3)

Henry I. Shapiro,          1998       129,308         --               --                   15,000                --
 Vice President            1997        97,510         --               --                   10,000                --
 Merchandise               1996        93,168         --               --                    --                   --


(1) Other Annual Compensation consists of an automobile allowance.

(2) All numbers represent options to purchase Common Stock of the Company.

(3) Other Compensation consists of a relocation allowance.

(4) Mr. Herter's employment began in May 1996, and prior to that time, he was employed as a consultant to the Company.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning stock option and stock appreciation right ("SAR") grants to any Named Executive Officer who was granted a stock option during the 1998 fiscal year of the Company.

                                 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
                          ------------------------------

                                                                                        POTENTIAL REALIZABLE VALUE AT
                                             % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                                            OPTIONS/SARS     EXERCISE                    STOCK PRICE APPRECIATION FOR
                          OPTIONS/SARS       GRANTED TO      OR BASE                            OPTION TERMS
                             GRANTED        EMPLOYEES IN      PRICE      EXPIRATION     -----------------------------
NAME                           (#)          FISCAL YEAR       ($/sh)         DATE          5%($)           10%($)
----------------------    ------------    --------------     --------    ------------   -------------   -------------
Kent E. Lillie                50,000          8.5%            $2.875      6/30/06(1)      $79,250        $195,250
Kent E. Lillie                 5,000          .8%              3.750       1/1/03           5,180          11,445
Joseph Nawy                    2,000          .3%              2.875       7/1/03(2)        1,956           4,436
                               2,000          .3%              2.875       7/1/04           2,341           5,455
                               2,000          .3%              2.875       7/1/05           2,745           6,576
                               2,000          .3%              2.875       7/1/06           3,170           7,808
                               2,000          .3%              2.875       7/1/07           3,616           9,164

Henry I. Shapiro               3,000          .5%              2.875       7/1/03(3)        2,933           4,658
                               3,000          .5%              2.875       7/1/04           2,458           8,182
                               3,000          .5%              2.875       7/1/05           4,117           9,864
                               3,000          .5%              2.875       7/1/06           4,755          11,712
                               3,000          .5%              2.875       7/1/07           5,424          13,746

---------------

(1)  These options do not vest until June 30, 2001

(2) Options to acquire 10,000 shares of Common Stock of Registrant were issued July 1, 1997, of which options to purchase 2,000 shares became exercisable on July 1, 1998, with options to acquire 2,000 shares to become exercisable on July 1, 1999, 2000, 2001 and 2002. The options expire on the earlier of thirty (30) days after the termination of employment or five (5) years from the date the options become exercisable.

(3) Options to acquire 15,000 shares of Common Stock of Registrant were issued July 1, 1997, of which options to purchase 2,000 shares became exercisable on July 1, 1998, with options to acquire 2,000 shares to become exercisable on July 1, 1999, 2000, 2001 and 2002. The options expire on the earlier of thirty (30) days after the termination of employment or five (5) years from the date the options become exercisable.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information with respect to options exercised by any Named Executive Officer during the 1998 fiscal year of the Company, and with respect to unexercised options to purchase shares of the Common Stock held by such officers as of the end of the 1998 fiscal year.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE


                                                                                               VALUE OF UNEXERCISED IN-
                                                                       NUMBER OF UNEXERCISED    THE-MONEY OPTIONS/SARS
                                                                        OPTIONS/SARS AT JUNE              AT
                                                                              30, 1998               JUNE 30, 1998
                                                                       --------------------    -----------------------
                        SHARES ACQUIRED ON                                 EXERCISABLE/             EXERCISABLE/
 NAME                       EXERCISE (#)         VALUE REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE(3)
------------------      ------------------      -------------------    --------------------    -----------------------
Kent E. Lillie                300,000               $468,900(1)           215,000/500,000          $331,980/$565,900
Everit Herter                 20,000                $12,550(2)                0/30,000                 0/22,590
Joseph Nawy                    None                     N/A                40,000/50,000             54,520/52,400
Henry I. Shapiro               None                     N/A                42,000/33,000             33,896/23,954

----------------

(1) Exercised on August 7, 1997 at an exercise price of $1.00 per share. The value realized is calculated using the closing price on the NASDAQ SmallCap market on that date of $2.563, although the fair market value might be different due to the fact that such shares were restricted under Rule 144 of the Securities and Exchange Commission and could not have been sold as a block in the public market.

(2) Options to purchase 10,000 shares were exercised on February 24, 1998, and options to purchase 10,000 shares were exercised on May 15, 1998, each at an exercise price of $2.81 per share. The value realized is based upon the closing price on the NASDAQ SmallCap market as of the close of those dates of $3.50 and $3.375, respectively.

(3) The market value of underlying securities at June 30, 1998, was $3.563 per share based upon the NASDAQ SmallCap market closing price. "In-the-Money" options are options in which the fair market value of the underlying securities exceeds the exercise price of the options.


EMPLOYMENT AGREEMENTS

         KENT E. LILLIE. On September 25, 1993, the Company executed an employment agreement with Kent E. Lillie whereby Mr. Lillie commenced employment as the Company's President and Chief Executive Officer. Under that agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of Common Stock at an exercise price of $1.00 per share during the term of the agreement. Of those options, options to purchase 100,000 shares vested immediately, and additional options to purchase 100,000 shares vested on each anniversary date of the agreement for five years. The options expire on the earlier to occur of (a) five years after the date of vesting or (b) thirty days after termination of Mr. Lillie's employment with the Company. In the event of a "change of control" of the Company, as defined in the agreement, the agreement granted Mr. Lillie certain rights, including the right to resign any time during the twelve months following the occurrence of the change of control, and in the event of such resignation, any options to purchase stock not yet vested would automatically vest on the date of resignation.

         On June 21, 1996, the Board of Directors granted Mr. Lillie options to purchase an additional 500,000 shares of the Company's Common Stock at a price of $3.75 per share. Options to purchase 100,000 of these shares vested on January 1, 1997 and on January 1, 1998, and options to purchase an additional 100,000 shares will vest on January 1 of each year thereafter for another three
(3) years. Effective June 19, 1997, these options were replaced with options having the same terms and conditions, except for the exercise price which was reduced to $2.87.

         Effective July 1, 1997, the Company executed a new employment agreement with Mr. Lillie to continue his employment as President and Chief Executive Officer. Under the terms of the agreement, Mr. Lillie will be employed for an initial term of five (5) years with a base salary of $190,000 per year. The agreement is automatically renewable for successive two (2) year terms unless either party terminates the agreement prior to the commencement of the renewal term. In addition to the base salary, the agreement also provides for a quarterly bonus of the greater of (i) ten percent (10%) of the increase in the Company's net operating profit after taxes over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the "Total Cash Flow" for the quarter. "Total Cash Flow" means the net operating profit, after taxes, plus depreciation accrued by the Company for its broadcast station properties. Under the agreement, Mr. Lillie receives an automobile allowance and other fringe benefits and allowances. The agreement provides that Mr. Lillie will be granted options to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $2.875 per share. These options will vest on June 30, 2001 and expire on June 30, 2006. In the event of a "change of control" of the Company, as defined in the agreement, the agreement grants Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the event, and to receive an amount of cash equal to his base salary and monthly allowances for the twelve (12) months preceding such resignation. In addition, any options to purchase stock not yet vested shall automatically vest on the date of such termination. The Company also agreed to pay or reimburse Mr. Lillie for the relocation of his primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company's new headquarters location. The Company also agreed to make Mr. Lillie a loan in the amount of $800,000 in connection with the relocation of his residence. All of the loan proceeds have been advanced to Mr. Lillie. The loan matures on the earlier of
(i) the date of Mr. Lillie's termination from the Company, or (ii) June 30, 2002. Until maturity, payments equal to ten percent (10%) of bonus payments made to Mr. Lillie are required to be used to repay the loan. During the fiscal year ending June 30, 1998, Mr. Lillie received cash bonuses of $124,494, of which amount $12,449 was applied as payments on the loan. The loan does not bear interest. The agreement also provides that Mr. Lillie will not compete with the Company for two (2) years following the termination of his employment.

COMPENSATION OF DIRECTORS

         The Company has not historically paid remuneration to its non-employee directors for their service as directors. In June 1997, each director was granted an option to purchase 10,000 shares of the Common Stock of the Company at a price of $2.875 per share. These options expire in June 2002 if not exercised prior to such date. Beginning in 1998, the Company has paid each director $500 for each meeting attended ($100 if attendance is by telephone), along with the director's expenses associated with attending the meeting. Effective January 1, 1998, the Company also granted to each director an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.75, the market price on the date issued.

OMNIBUS STOCK INCENTIVE PLAN

         The Company's Omnibus Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors on October 15, 1991, and approved by the Company's shareholders at the 1991 annual meeting of shareholders. The Plan was amended at the 1996 annual meeting of shareholders to make certain technical changes in the Plan.

         A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights under the plan. Options granted under the Plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase Common Stock may be granted at not less than 100% of fair market value of the Common Stock on the date of the grant.

         SARs generally entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of the grant.

         A maximum of 1,500,000 shares of Common Stock may be issued upon the exercise of options and SARs.

         No option or SAR may be granted after October 15, 2001. No option that is an incentive stock option nor any corresponding SAR related to such option shall be exercisable after the expiration of ten (10) years from the date such option or SAR was granted or after the expiration of five (5) years in the case of any such option or SAR that was granted to a 10% shareholder.

         As of September 24, 1998, stock options for 1,069,000 shares of Common Stock have been granted under the Plan and were outstanding and unexercised. A total of 150,600 shares of Common Stock of the Company have been previously issued upon exercise of stock options issued under the Plan. Mr. Lillie's options were not granted by the Company pursuant to the Plan. The Company has never issued any SARs.


                   TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Company does not have a Compensation Committee. All directors of the Company participate in executive compensation decisions. The members of the Board of Directors during the fiscal year ended June 30, 1998, were J.D. Clinton, W. Paul Cowell, A.E. Jolley, Joseph I. Overholt, Frank A. Woods, J. Dan Sullivan, Patricia E. Mitchell and Kent E. Lillie. All of these directors served for the entire fiscal year with the exception of Mr. Sullivan and Ms. Mitchell, who were elected on March 6, 1998.

TRANSACTIONS WITH RELATED PARTIES

         The Company leased its Knoxville office and studio space from William and Warren, Inc., an entity owned by W. Paul Cowell, a director, and paid total lease payments of approximately $149,000 during the fiscal year ended June 30, 1998. Management of the Company determined that these terms and conditions were competitive with comparable commercial space being leased in the Knoxville market. With the relocation of its offices and studios to Nashville, Tennessee, the Company will give notice of termination of the lease as of December 31, 1998.

         On August 16, 1995, the Company issued its $2,000,000 Variable Rate Convertible Secured Note Due 2000 to Global Network Television, Inc. J.D. Clinton, a director of the Company, is the sole shareholder and Chairman of Global Network Television, and that corporation is a principal shareholder of the Company. See "Security Ownership of Certain Beneficial Owners." The loan carried interest at the prime rate plus 2%, and was payable in 60 monthly installments. The loan was secured by a security interest in the inventory, accounts, and certain equipment, furniture and fixtures of the Company, as well as the stock of MFP, Inc., a subsidiary of the Company, and an assignment of the proceeds of any sale of the Federal Communications Commission license of Television Station WMFP, Lawrence, Massachusetts. The note was convertible to Common Stock of the Company based upon one share of stock for each $3.00 of the principal balance of the note. On October 1, 1997, the note was transferred to FBR Private Equity Fund, L.P., which immediately converted the note to 444,177 shares of Common Stock of the Company. Based upon management's knowledge of the commercial lending market, the terms and rates of the note were considered competitive.

         In September 1998, the Company relocated its studios and headquarters to newly constructed facilities in Nashville, Tennessee. The real property for the new facility was initially acquired by a limited liability company organized by individuals related to J.D. Clinton, and that company obtained a construction loan (the "Facility Loan") in January 1998 from a commercial lender to build the facility. The loan was guaranteed by the Company and also was personally guaranteed by Mr. Clinton. The Company agreed to pay to Mr. Clinton an annual fee equal to 1% of the amount of the Facility Loan in consideration for Mr. Clinton's guaranty, which was to be payable in either cash or in stock of the Company. In March 1998, the Company acquired the facility by acquiring all of the ownership interest in the limited liability company for a price equal to the balance due on the Facility Loan, thereby generating no profits for the owners of the limited liability company. The Company paid the Facility Loan in full upon the acquisition of the limited liability company, thereby terminating Mr. Clinton's guaranty. As a result of the agreement to pay a fee to Mr. Clinton for his guaranty, the Company issued to Mr. Clinton a total of 11,226 shares of Common Stock. The Company also has retained the services of a development company with respect to the construction and development of the facility, and will pay a development fee of approximately $165,000 for its services. The development company is owned by Stephen Sanders, an individual who is related to J.D. Clinton. The Board of Directors of the Company approved the development agreement and determined that the agreed upon fee was in an amount considered normal and typical in the industry for the type of services to be rendered.

         In connection with the relocation of Kent E. Lillie's primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company has made an interest-free loan to Mr. Lillie in the principal amount of $800,000. See "MANAGEMENT -- Employment Agreements -- Kent E. Lillie" herein.

         In February 1995, the Company entered into a financing lease transaction with Brownsville Auto Leasing Corporation whereby the Company leased the transmitter for WMFP(TV). The monthly principal payments on the lease are $9,700 and the outstanding balance on the lease at December 31, 1997, was $349,700. James P. Clinton, the brother of J.D. Clinton, is a principal of Brownsville Auto Leasing Corporation. This financing transaction was terminated in April 1998, when the Company acquired the transmitter from the lessor at the price agreed upon in the lease agreement.


                        REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executives are made by the Company's Board of Directors. Each member of the Board, except for Kent E. Lillie, is a non-employee director. It is the responsibility of the Board to assure that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively service the interests of the Company and its stockholders. Pursuant to rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is the report of the Board of Directors with respect to executive compensation.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

         The Company believes that the most effective executive compensation program aligns the interest of the Company's executives with the interests of its stockholders. The Company's primary corporate mission is to achieve profitability on a consistent basis and thereby enhance long-term stockholder value. In pursuit of that mission, the Board seeks to maintain a strong positive nexus between this mission and its compensation and benefit goals.

         The Company's executive compensation program exemplifies the Board's commitment to that nexus. The Company provides only minimal perquisites to its executive officers, relying instead upon compensation methods that emphasize overall Company performance. In addition, the Company maintains no contractual arrangements with any executive officer, other than its agreement with its President, thereby enhancing the opportunities for performance-based rewards to individuals.

         The Company's executive compensation program supports the Company's mission by:

         - Directly aligning the interests of executive officers with the long-term interests of the Company's stockholders by making Company stock appreciation over the long term the cornerstone of executive compensation through awards that can result in the ownership of substantial amounts of the Company's Common Stock.

         - Providing compensation opportunities that create an environment that attracts and retains talented executives on a long-term basis.

         - Emphasizing pay for performance by having a meaningful portion of executive compensation "at risk."

         At present, the Company's executive compensation program is comprised of three primary components: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of stock options. Two of the three components of the Company's executive compensation plan -- bonus and stock options -- directly relate to overall performance by the Company. With respect to the third component -- salary -- the Company seeks to be at or below market, placing primary emphasis on the opportunities for greater reward through the availability of performance-based reward mechanisms.

BASE SALARY

         The base salary of the Company's President, as listed in the Summary Compensation Table, is governed by an Employment Agreement with the Company. As a part of its search for a President in 1993, the Board determined that in order to attract an individual with knowledge and experience necessary to implement the Company's mission, the Company needed to provide that individual with a certain level of compensation. The Board also determined to place a greater portion of the compensation package in performance-based compensation (i.e., performance bonus and stock options), thereby providing an incentive for outstanding performance and minimizing the amount of guaranteed compensation. The Board believes that the Employment Agreement with Mr. Lillie contains an appropriate mix of guaranteed and performance-based compensation.

         The Company has no other employment agreements with any other employees. All other executive officer salaries are evaluated on an annual basis. In determining appropriate salary levels and salary increases, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity and external pay practices. In this regard, the Board attempts to set base salaries of all executive officers at rates at or below the rates of other individuals in equivalent positions in the market area. The Board determines those rates from information gathered by its members.

ANNUAL BONUS

         The Board believes that annual bonuses to executive officers encourage management to focus attention on key operational goals of the Company, and corporate and business earnings are the main performance measure for awards of bonuses. In that regard, the agreement with the Company's President provides a quarterly bonus of the greater of (i) ten percent (10%) of the increase in the Company's net operating profit after taxes over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the Total Cash Flow (as defined in the Agreement) for the quarter. With respect to the other executive officers of the Company, the Board does not have a formal annual incentive plan. Instead, the Board has elected to review the corporate and business performance of the Company on a periodic basis, and make awards to executive officers if appropriate. In determining appropriate annual bonuses, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity, and external pay practices. In the fiscal year ended June 30, 1998, the Board elected to award cash bonuses to three executive officers, being Messrs. Lillie, Nawy and Herter.

LONG-TERM INCENTIVES

         The Company's only current long-term incentive compensation is stock options that are directly related to improvement in long-term stockholder value. The Board believes that stock option grants provide an incentive to executive officers that focuses each officer's attention on managing the Company from the perspective of an owner with an equity stake in the business. In addition, the Board believes that stock option grants provide the Company with a mechanism for recruiting individuals by providing an opportunity for those officers to profit from the results of their contributions to the Company. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the Company's stockholders.

         The options granted to executive officers provide the right to purchase shares of Common Stock usually at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable over a period of time, generally five years. The number of shares covered by each grant reflects the Board's assessment of the executive's level of responsibility, and his or her past and anticipated contributions to the Company. The size of option grants to individual executives is designed to reflect the impact the individual has on decisions that affect the overall success of the Company.

         The Company granted stock options for no shares of its Common Stock to its executive officers in the fiscal year ended June 30, 1993, and the Company granted stock options for 210,000 shares of its Common Stock to its executive officers, other than the President, in the fiscal year ended June 30, 1994. In the fiscal year ended June 30,

1995, the Company awarded executive officers options to purchase up to 140,000 shares of Common Stock. In the fiscal year ended June 30, 1996, the Company awarded executive officers options to purchase up to 225,000 shares of Common Stock. In the fiscal year ended June 30, 1997, the Company awarded executive officers options to purchase up to 145,000 shares of Common Stock. In the fiscal year ended June 30, 1998, the Company awarded executive officers options to purchase up to 485,000 shares of Common Stock. Since June 30, 1998, the Company has awarded to its executive officers additional options to purchase up to 140,000 shares of Common Stock. These totals are exclusive of stock options granted to Kent E. Lillie and are net of any options which expired without being exercised.

         As a condition to the registration of its stock offering in March 1998 with the State of Tennessee, the Company committed that its outstanding options and warrants during the one year period immediately following the closing of the stock offering, expressed as a percentage of the outstanding shares of Common Stock, will not exceed 12%. Under the definition of outstanding options and warrants applied by the State of Tennessee, the warrants for 3,000,000 shares of Common Stock issued originally in 1993 are not included since the warrants were issued as a part of the acquisition of a controlling interest. Based upon the method of calculation used by the State of Tennessee, the percentage as of September 24, 1998 was approximately 10.8%, which is within the established compliance parameters.

CHIEF EXECUTIVE COMPENSATION

         The regulations of the Securities Exchange Commission require the Board to disclose the basis for the compensation of the Company's chief executive officer relative to the Company's performance. The Company's chief executive officer is its President, Kent E. Lillie. Mr. Lillie's compensation is governed by the terms of an Employment Agreement dated September 25, 1993, and a second Employment Agreement dated July 1, 1997.

         The Board's general approach in establishing Mr. Lillie's compensation was to provide a base salary below market, augmented by an annual bonus based upon specific corporate-wide performance criteria, and stock options reflective of the value of that performance. The Board approved a current base salary of $190,000 as provided by the second Employment Agreement, and a quarterly bonus based upon the financial performance of the Company. The Board determined, based upon the information available, that the base salary and annual bonus was below the market rate and within the Company's overall internal compensation goal. Mr. Lillie received a bonus of $124,494 for the fiscal year ended June 30, 1998. Consistent with the goals stated above, that fact reflects the Company's overall performance during that fiscal year and not Mr. Lillie's performance.

         As a part of the first Employment Agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of stock of the Company at an exercise price of $1.00 per share. Those options vest over a period of five (5) years, with 100,000 shares vesting immediately upon employment. The Board granted Mr. Lillie an option to purchase 500,000 shares of its Common Stock as additional long-term incentive during the fiscal year ended June 30, 1997. Effective July 1, 1997, the Company and Mr. Lillie entered into a new employment agreement, under which Mr. Lillie received options to purchase 50,000 shares of the Company's Common Stock and certain changes were made in the computation of Mr. Lillie's bonus. See "Employment Agreements" herein.

THE FOREGOING REPORT IS SUBMITTED BY ALL MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS WHOSE MEMBERS ARE AS FOLLOWS:

      J.D. Clinton           A.E. Jolley               J. Daniel Sullivan
      Kent E. Lillie         Patricia E. Mitchell      Frank A. Woods
      W. Paul Cowell         Joseph I. Overholt


                         STOCKHOLDER RETURN COMPARISONS

         The following line-graph compares the cumulative stockholder returns for the Company over the past five (5) years with a broad market equity index and a published industry or line-of-business index. For these purposes, the Company has chosen the Nasdaq Market Index and a peer group (the "New Peer Group") composed of a combination of those industries classified as "Media - Broadcasting - TV" and "Retail - Catalog & Mail Order Houses" by Media General Financial Services, Inc. In previous years, the Company used an index (the "Old Peer Group") composed of companies classified as "Other Importers, Wholesalers and Retailers" by Media General Financial Services, Inc. With the Company's acquisition of three additional television stations during the 1998 fiscal year, the Company determined that a combination of groups representing both television broadcasters and mail order houses was more appropriate. The chart below shows the performance of both the Old Peer Group and the New Peer Group. The chart uses as a beginning price the average of the high and low bid of the Company's Stock on June 30, 1993 (the last trading day prior to fiscal year 1994), and assumes $100 invested on that date.


COMPANY/INDEX/MARKET                        ----------------------------FISCAL YEAR ENDING-------------------------

                                           1993        1994          1995         1996          1997        1998
Shop at Home, Inc........................  100         140.58        199.28       281.16        203.63      257.97
NASDAQ Market............................  100         109.66        128.61       161.89        195.02      258.52
New Peer Group...........................  100         107.31        60.58        81.72         80.62       101.00
Old Peer Group...........................  100         103.36        115.99       166.31        160.14      176.19


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Officers, directors and certain shareholders of companies which have equity securities registered with the Securities and Exchange Commission under
Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), must file certain periodic reports (identified as Forms 3, 4 and 5) with respect to their stock ownership of the company, and certain changes therein. Based solely upon a review of the Forms 3 and 4 and amendments thereto furnished to the Company during the most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the most recent fiscal year, the following information concerns any director, officer, or shareholder beneficially owning more than 10% of any class of equity securities, who failed on a timely basis to file reports required by Section 16(a) of the Securities Exchange Act of 1934:

         Effective January 1, 1998, each of the directors of the Company at that time (Mr. Clinton, Mr. Lillie, Mr. Jolley, Mr. Overholt, Mr. Cowell, and Mr. Woods) were granted options by the Company to purchase 10,000 shares each of the Company's Common Stock at a price of $2.875 per share. Each director failed to file a Form 4 with respect to this transaction. Each of these directors filed a Form 5 on August 13, 1998 reporting this transaction.

         On February 27, 1998, Everit Herter sold 10,000 shares of Common Stock which he had previously purchased from the Company by the exercise of an option. Mr. Herter failed to report these transactions on a Form 4. On May 22, 1998, Everit Herter sold 10,000 shares of Common Stock which he had previously purchased from the Company by the exercise of an option. Mr. Herter failed to report these transactions on a Form 4. Both of these transactions were reported by Mr. Herter on a Form 5 filed on August 13, 1998.


                                 PROPOSAL NO. 2
                              AMENDMENT OF CHARTER
                      WAIVER OF CORPORATE TAKEOVER STATUTES

         The Board of Directors has approved and recommended to the stockholders a proposal to amend the Charter of the Company in order to waive, to the extent permitted by law, the application to the Company of certain Tennessee statutes which were enacted in an effort to make the acquisition of control of a Tennessee corporation more difficult or less desirable (the "Corporate Takeover Statutes").

         The Company agreed to make this proposal and to recommend its adoption in order to obtain an order from the Department of Corporations of the State of California making the Company's offering of 11,500,000 shares of Common Stock and $75,000,000 of its 11% Senior Secured Notes due 2005 (the "Offerings") effective in the State of California. The Company filed a registration statement with respect to the Offerings with the Securities and Exchange Commission ("SEC") and in virtually all of the fifty (50) states, the District of Columbia and Puerto Rico. The registration statement was made effective by the SEC on March 23, 1998. On March 17, 1998, the California Department of Corporations advised the Company that it would condition the registration of the Offerings in that state upon the Company's commitment to submit a proposal to its shareholders at their next meeting to "opt out of" or waive the application of Tennessee's Corporate Takeover Statutes to the Company, and further upon the Board of Directors agreeing to recommend the adoption of the proposal and to vote their shares to approve the proposal. California was the only state to make the registration in that state conditional upon these commitments; however, because the Company considered the registration of the Offerings in California to be important in the success of the Offerings, it agreed to the condition. If the registration had not been made effective in California, the Company and its underwriters believed their ability to sell the securities under the Offerings would have been significantly limited or eliminated.

         Tennessee has a series of statutes which come within the classification of "Corporate Takeover Statutes," which statutes are summarized in the following paragraphs.

BUSINESS COMBINATIONS

         The Tennessee Business Combination Act, T.C.A. ss.48-103-201 et seq., generally prohibits a "resident domestic corporation" (defined below) from engaging in any "business combination" (defined to include mergers, consolidations, sales of certain assets, dissolutions, liquidations and other transactions) with any "interested shareholder" (generally defined as any person that, individually or with or through any of its affiliates or associates, beneficially owns 10% or more of the outstanding voting securities of the corporation) for a period of five years after the date the person becomes an interested shareholder unless (i) prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) the corporation's original charter or original bylaws provide that the corporation shall not be governed by the statute, or (iii) the holders of a majority of shares held continuously for at least one year approve an amendment to the corporation's charter or bylaws expressly electing not to be governed by the statute and expressly providing that such amendment shall not be effective until two years after the vote of the holders of such shares. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period, provided that the transaction (i) complies with all applicable charter and bylaw requirements and (ii) either (a) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder or (b) meets certain fair price criteria.

         The Tennessee Business Combination Act defines a "resident domestic corporation" as an issuer of voting stock which is organized under the laws of Tennessee and meets two or more of the following requirements: (i) the corporation has, as of the last record date before the event requiring a determination to be made, more than either 10,000 or 10% of its shareholders are residents of Tennessee or more than 10% of its outstanding shares held by resident Tennessee shareholders, (ii) the corporation has its principal office or place of business in Tennessee, (iii) the corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation's consolidated net sales, located in Tennessee, (iv) the corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents in excess of $5,000,000, (v) the corporation produces goods and/or services in Tennessee which result in annual gross receipts in excess of $10,000,000, or (vi) the corporation has physical assets and/or deposits, including those of any subsidiary, located in Tennessee which exceed $10,000,000 in value.

         The Company believes that it qualifies as a "resident domestic corporation" under the above definition and that the Tennessee Business Combination Act is applicable to the Company. By voting for this proposal, the Tennessee Business Combination Act shall not be applicable to the Company, and could make an acquisition of control of the Company less difficult to accomplish. Pursuant to the statute, however, the election of the Company to waive the provisions of this statute will not become effective until two years following the vote of the shareholders to approve this amendment to the Company's Charter.

CONTROL SHARE ACQUISITIONS

         The Tennessee Control Share Acquisition Act, T.C.A. ss.48-103-301 et seq., generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third or a majority) of the shares of certain domestic corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee Control Share Acquisition Act applies only to a Tennessee corporation whose charter or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporation are governed by and subject to the provisions of such act and the corporation has
(i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets within Tennessee, and (iii) either (a) more than 10% of its shareholders as residents of Tennessee, (b) more than 10% of its shares owned by Tennessee residents, or (c) 10,000 or more shareholders are residents of Tennessee.

         Since this act is only applicable to the Company if the charter or bylaws of the Company contain a specific provision making the Tennessee Control Share Acquisition Act applicable, and neither the charter or the bylaws of the Company currently make the Tennessee Control Share Acquisition Act applicable to the Company, this proposal will have no impact upon the application of this act to the Company. A vote for this proposal will, however, probably makes any future amendment to the bylaws of the Company, electing to make this statute applicable to the Company, invalid.

INVESTOR PROTECTION LAWS

         The Tennessee Investor Protection Act, T.C.A. ss.48-103-101 et seq., provides that, unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which equity securities was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity security of the offeree company pursuant to a tender offer if after the proposed acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase, (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company, (ii) makes a full, fair and effective disclosure of such intention to the person or persons from whom he or she intends to acquire such securities, and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner. Such an offeror must provide that any equity securities of an offeree company deposited with or tendered to the offeror pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following the filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offeror also must accept securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and for which the offeror has offered to pay. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities previously accepted.

         The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, or a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation.

         A vote for the proposal shall have the effect of making the Tennessee Investor Protection Act inapplicable to the Company and could make an acquisition of control of the Company less difficult to accomplish.

GREENMAIL

         The Tennessee Greenmail Act, T.C.A. ss.48-103-501 et seq., prohibits a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market prices of such shares during the 30 trading days preceding the purchase and sale or the 30 days preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         If this proposal is adopted, the Company will have agreed to waive the application of this statute, to the extent permitted by law. There is no specific statutory authority authorizing a corporation to elect to make this statute inapplicable to itself with regard to any future acquisition of shares. Accordingly, it is doubtful that this proposal, even if adopted, would have the legal effect of waiving the application of this statute.

         The above statutes have the effect of making a takeover of control of the Company more difficult or otherwise might have the effect of discouraging potential takeover attempts. If the proposal is adopted, the result will be to make a corporate takeover of the Company easier and less burdensome, insofar as the application of the statutes can be waived by the Company.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.


                                 PROPOSAL NO. 3
                           APPOINTMENT OF ACCOUNTANTS

         On September 24, 1998, the Board of Directors determined to recommend the appointment of PricewaterhouseCoopers LLP, Certified Public Accountants, as the independent accountants of the Company for the fiscal year ended June 30, 1999, subject to approval by the shareholders. PricewaterhouseCoopers is the successor in interest to Coopers & Lybrand LLP, which served as the Company's independent accountants for the fiscal year ended June 30, 1998. The Company does not anticipate that representatives of PricewaterhouseCoopers will be present at the annual meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE PROPOSAL.


                                 PROPOSAL NO. 4
                                 OTHER BUSINESS

         The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion.

                                OTHER INFORMATION

INTERESTS OF COMPANY AFFILIATES

         None of the Company's directors, executive officers or principal shareholders, including any of their affiliates has any interest in the matters to be acted upon at the Annual Meeting, other than the election of directors and the proposed amendment to the Charter.

PROPOSALS OF SHAREHOLDERS

         Shareholders intending to submit proposals for presentation at the 1999 annual meeting of Shareholders of the Company for inclusion in the proxy statement and form of proxy relating to that meeting should forward those proposals to George J. Phillips, Secretary, Shop at Home, Inc., 5388 Hickory Hollow Parkway, Nashville, Tennessee 37013. Proposals must be in writing and must be received by the Company prior to July 1, 1999. Proposals should be sent to the Company by certified mail, return receipt requested.

COST OF SOLICITATION OF PROXIES

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this Proxy Statement, will be borne by the Company. That solicitation will be made by mail, and also may be made by the Company's regular officers or employees, personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

ANNUAL REPORT

         The Company's 1998 Annual Report accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

                                    EXHIBIT A

                        PROPOSED AMENDMENT TO THE CHARTER
                              OF SHOP AT HOME, INC.



                  A new Section 7 shall be added to the Charter reading as follows:

         To the extent permitted by Tennessee law, the provisions of the corporate takeover statutes in Sections 48-103- 101 to 48-103-505 of the Tennessee Code Annotated do not apply to the Corporation. More specifically, the Corporation makes the following declarations:

         (a) to the extent permitted by Tennessee law, Sections 48-103-101 to 48-103-113 of the Tennessee Investor Protection Act do not apply to the Corporation;

         (b) effective two years after shareholder approval of this Charter Amendment, the Corporation is exempt from regulation under Sections 48-103-205 and 48-103-206 of the Tennessee Business Combination Act, pursuant to Section 48-103-207(5) of the Tennessee Business Combination Act;

         (c) control share acquisitions of shares of the Corporation are not governed by or subject to regulation under Sections 48-103-301 to 48-103-312 of the Tennessee Control Share Acquisition Act, pursuant to Section 48-103-310 of the Tennessee Control Share Acquisition Act; and

         (d) the Board of Directors is authorized to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than three percent (3%) of the class of the securities to be purchased, regardless of whether such person has held such shares for less than two (2) years; shareholder authorization for such purchases is made to the extent permitted under Section 48-103-503 of the Tennessee Greenmail Act.

                                                                      Appendix A



                               SHOP AT HOME, INC.

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF SHOP AT HOME, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 2, 1998.

         The undersigned hereby appoints A. E. Jolley and Joseph I. Overholt, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Shop at Home, Inc. to be held at the offices of Shop at Home, Inc., located at 5388 Hickory Hollow Parkway, Nashville, Tennessee, on December 2, 1998, at 10:00 a.m., local time, and any adjournments thereof.

(1)      ELECTION OF DIRECTORS:

         [ ] FOR all the following nominees (except as indicated to the contrary below):

              J.D. Clinton, Kent E. Lillie,, A. E. Jolley, Donna Hilley, Patricia E. Mitchell, Joseph I. Overholt, J. Daniel Sullivan and Frank A. Woods(to serve until the next annual meeting)

         [ ]  AGAINST THE FOLLOWING NOMINEE(S) (PLEASE PRINT NAME(S)):

              ----------------------------------------------------------------

         [ ] WITHHOLD AUTHORITY (ABSTAIN) TO VOTE FOR THE FOLLOWING NOMINEES (PLEASE PRINT NAME):

              ----------------------------------------------------------------

         [ ]  AGAINST ALL NOMINEES.

         [ ]  WITHHOLD AUTHORITY (ABSTAIN) TO VOTE FOR ALL NOMINEES.

(2)      AMEND THE CHARTER OF THE COMPANY:

         To approve an amendment to the Charter of the Company to provide that the Tennessee corporate takeover statutes will not be applicable to the Company.

         [ ] FOR    [ ] AGAINST     [ ] WITHHOLD AUTHORITY (ABSTAIN)


(3) To approve the selection of PricewaterhouseCoopers LLP, as the Company's independent accountants for the fiscal year 1999.

                  [ ] FOR    [ ] AGAINST      [ ] WITHHOLD AUTHORITY (ABSTAIN)

(4) In their discretion, to transact such other business as may properly be brought before the meeting or any adjournment thereof.

                  [ ] FOR    [ ] AGAINST      [ ] WITHHOLD AUTHORITY (ABSTAIN)

             (Please date and sign this proxy on the reverse side.)

         Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors; FOR the proposed amendment to the Charter to provide that the Tennessee corporate takeover statutes will not be applicable to the Company; and FOR the selection of PricewaterhouseCoopers LLP, as the Company's independent accountants for fiscal year 1999.


Date___________, 1998.                 PLEASE SIGN HERE AND RETURN PROMPTLY




                                       --------------------

                                       --------------------

                                       Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.



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